EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-179798 on Form S-3 of Mohawk Industries, Inc. of our report dated March 15, 2013 related to the consolidated financial statements of Fintiles S.p.A. and subsidiaries as of and for the year ended December 31, 2012 and 2011, (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the significant judgment involved and underlying uncertainties inherent in valuing an associated company in accordance with the equity method), appearing in the Current Report on Form 8-K/A of Mohawk Industries, Inc. dated June 18, 2013.

/s/ DELOITTE & TOUCHE S.p.A.

Bologna, Italy
June 18, 2013